Exhibit 21

LIST OF SUBSIDIARIES

As of January 30, 2009

Name of Subsidiary	State or Jurisdiction of Incorporation
GameTech Canada Corporation	Nova Scotia
GameTech Arizona	Arizona
GameTech Mexico S. de. R.L. de C.V.	Mexico City